Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

Christopher & Banks Corporation Announces Employee Inducement Awards Pursuant to New York Stock Exchange Rule 303A.08

MINNEAPOLIS, MN March 13, 2018 - Christopher & Banks Corporation (NYSE:CBK) announced today that, in conjunction with its recent hiring of Ms. Keri Jones as President and Chief Executive Officer, the Company granted to Ms. Jones time-based restricted stock and non-qualified stock options as an inducement to her hiring. The non-qualified stock option consists of a grant of 500,000 shares of the Company’s Common Stock, with an exercise price of $1.03, representing the closing price on the New York Stock Exchange (“NYSE”) of one share of the Company’s Common Stock on March 12, 2018, Ms. Jones’ first day of employment. The option will have a ten year term and vest approximately 1/36th each month. In addition, Ms. Jones was granted 250,000 shares of time-based restricted stock of the Company’s Common Stock which will vest approximately 1/36th each month. The stock option award will be exercisable after vesting and also following Ms. Jones’ employment termination (assuming such termination is not for cause).

These stock awards have been granted outside the terms of the Company’s 2014 Stock Incentive Plan in reliance on the employment inducement award exemption under the NYSE’s Listed Company Manual Rule 303A.08. Pursuant to the rule, the Company is issuing this press release.

In granting these stock awards, the Board believes that the grants are appropriate and competitive in light of Ms. Jones’ extensive retail experience and background. In addition, the awards are intended to achieve the goal of creating a strong incentive for Ms. Jones to drive improved financial performance for the benefit of the Company and its stockholders.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based national specialty retailer featuring exclusively designed privately branded women’s apparel and accessories. As of March 12, 2018, the Company operates 462 stores in 45 states consisting of 315 MPW stores, 78 Outlet stores, 36 Christopher & Banks stores, and 33 stores in its women’s plus size clothing division CJ Banks. The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords: Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

COMPANY CONTACT:
Marc Ungerman
Interim Chief Financial Officer and
Vice President, Controller
(763) 551-5000

INVESTOR RELATIONS CONTACT:
Jean Fontana
ICR, Inc.
(646) 277-1214